Exhibit 99.1

BGC Partners Reports Third Quarter 2012 Financial Results

Declares 12 Cent Quarterly Dividend

Conference Call to Discuss Results Scheduled for 10:00 am ET Today

NEW YORK, NY – November 2, 2012 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company primarily servicing the wholesale financial and real estate markets, today reported its financial results for the quarter ended September 30, 2012.

Select Results Compared to the Year-Earlier Period

Highlights of Consolidated Results ($ millions)	3Q2012	3Q2011	Change (%)	9Mos2012	9Mos2011	Change (%)
Revenues for distributable earnings[1]	$445.7	$380.5	17.1%	$1,314.7	$1,110.8	18.4%
Pre-tax distributable earnings[2]	46.7	62.6	(25.3)	160.9	189.3	(15.0)
Post-tax distributable earnings	38.6	52.3	(26.3)	136.0	159.1	(14.5)
Adjusted EBITDA[3]	63.2	74.5	(15.1)	211.7	209.3	1.1
Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”)	440.3	379.9	15.9	$1,284.8	$1,109.5	15.8
GAAP income (loss) from operations before income taxes	3.6	(4.5)	NMF	27.0	43.5	(38.0)
GAAP income (loss) for fully diluted shares	(0.5)	(2.0)	NMF	18.8	16.3	15.6

Per Share Results	3Q2012	3Q2011	Change (%)	9Mos2012	9Mos2011	Change (%)
Pre-tax distributable earnings per share	$0.16	$0.24	(33.3)	$0.55	$0.75	(26.7%)
Post-tax distributable earnings per share	0.13	0.20	(35.0)	0.47	0.63	(25.4)
GAAP net income (loss) per fully diluted share	0.00	(0.02)	NMF	0.07	0.15	(53.3)

Management Comments on Financial Results

“BGC generated a 17.1 percent year-over-year increase in revenues for the quarter, driven by the ongoing success of our Real Estate Services segment,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “Newmark Grubb Knight Frank generated $141.1 million in revenues and $16.1 million in pre-tax distributable earnings for the quarter.

“Our strong performance in Real Estate helped to offset the impact of the industry-wide volume declines4 across the global financial markets. We remain focused on profitably expanding our market share across our Financial Services and Real Estate Services segments by selectively hiring, accretively acquiring, and investing in technology. At the same time, we remain committed to effectively managing non-compensation expenses, and are targeting a reduction to 25 percent of revenues over time.

“With respect to the impact Hurricane Sandy is having on our business: While the event has proved devastating for the New York area and other parts of the country, we are open for business thanks to the tireless efforts of our partners and employees. In addition, Newmark Grubb Knight Frank is working hard to assist its clients in finding temporary space and with other hurricane recovery needs.”

[1]

See the sections of this release entitled “Distributable Earnings Defined,” “Differences Between Consolidated Results for Distributable Earnings and GAAP,” and “Reconciliation of GAAP Income to Distributable Earnings” for a complete and updated definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this release.

[2]	Used interchangeably throughout this document with “pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes”.
[3]	See the sections of this release titled “Adjusted EBITDA Defined” and “Adjusted EBITDA compared with GAAP income from operations before income taxes.”
[4]	See the “COMPARABLE INDUSTRY VOLUMES” table in this release for certain industry volume metrics.

Shaun D. Lynn, President of BGC, said: “While our downtown Manhattan office is temporarily closed, BGC continues to provide voice and electronic brokerage services from other offices in the New York area and from the rest of the world. We remain supported by our global electronic trading capabilities and technology infrastructure - including eSpeed, Volume Match, BGC Trader and our Kleos co-location facility.

“During the quarter, our revenue-generating headcount increased by more than 44 percent year-over-year in the third quarter to 2,562, driven by the addition of Newmark Grubb Knight Frank. We believe that the current environment presents us with a number of opportunities for growing both our Financial Services and Real Estate businesses through selective hiring and acquisitions. Despite lower volumes and volatility in the Financial Services industry and the addition of our Real Estate business, our compensation expenses remain under 60 percent of distributable earnings revenues.

“We expect to be a net beneficiary once the new rules regarding OTC derivatives are finalized. We believe these rules will encourage the growth of fully electronic trading for a number of products we broker, without compromising our ability to provide voice and hybrid brokerage. We continue to expand the number of BGC products offering higher margin fully electronic trading and now offer e-broking on over 100 of our Financial Services desks compared with approximately 80 such desks a year ago. Our third quarter e-broking revenues in Foreign Exchange grew by approximately 77 percent year-over-year, and our overall e-broking revenues continued to grow as a percentage of Financial Services segment revenues. BGC’s volumes from the fully electronic brokerage of interest rate swaps and other interest rate derivative products improved substantially from the year-earlier period, though they remain a small percentage of BGC’s overall Rates revenues. Over time, we expect the growth of our fully electronic business to increase the Company’s profitability.”

Unless otherwise stated, all quarterly figures provided in this release compare the third quarter of 2012 with the third quarter of 2011.

Dividend Declaration

On November 1, 2012, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.12 per share payable on November 30, 2012 to Class A and Class B common stockholders of record as of November 16, 2012. The ex-dividend date will be November 14, 2012. The Company continues to expect a majority of the dividends paid per share in 2012 to be a nontaxable return of capital5 to common stockholders.

[5]	See the section of this release entitled “Nontaxable Return of Capital” for more details.

Third Quarter 2012 Consolidated Revenues Compared with a Year-Earlier

Highlights of Consolidated Revenues ($ millions)	3Q2012	3Q2011	Change (%)
Brokerage revenues for distributable earnings	$384.3	$356.5	7.8%
Total distributable earnings revenues	445.7	380.5	17.1
GAAP brokerage revenues	379.5	356.5	6.5
GAAP total revenues	440.3	379.9	15.9

Revenue growth was driven by the addition of Real Estate, partially offset by a decline in brokerage revenues in Equities and Other Asset Classes, Rates, Credit, and Foreign Exchange.

Third Quarter 2012 Financial Services Segment Results Compared with a Year-Earlier6

Financial Services Segment Revenues ($ millions)	3Q2012	3Q2011	Change (%)
Revenues for distributable earnings	$292.6	$368.6	(20.6)
Pre-tax distributable earnings	44.2	86.2	(48.7)
Pre-tax distributable earnings as a percent of revenues	15.1%	23.4%
GAAP revenues	$292.6	$368.6	(20.6)
GAAP income from operations before taxes	44.2	86.2	(48.7)
GAAP income from operations before taxes as a percent of revenues	15.1%	23.4%

There were no differences between revenues for GAAP and distributable earnings in this segment. Financial Services revenues would have been approximately $7 million higher in the third quarter of 2012 but for the impact of the dollar strengthening versus the Euro year-on-year. Revenues by asset class in the segment were as follows:

Revenues by Asset Class ($ millions)	3Q2012	3Q2011	Change (%)
Rates	$131.4	$151.8	(13.5%)
Credit	67.9	83.5	(18.7)
Foreign Exchange	48.9	61.1	(20.0)
Equities and Other Asset Classes	34.5	60.1	(42.5)

BGC’s performance in these products was impacted by year-over-year decreases in comparable industry volumes. The Company’s technology-based revenues in the Financial Services Segment were as follows:

Technology-Based Revenues ($ millions)	3Q2012	3Q2011	Change (%)
Fully electronic brokerage	$33.0	$34.2	(3.3%)
Other revenues related to fully electronic trading[7]	2.8	3.2	(15.2)

Total revenues related to fully electronic trading	35.8	37.4	(4.3)
Market data and software	6.7	6.9	(3.4)

Total segment technology-based revenues	42.5	44.3	(4.2)
Total fully electronic trading as a percent of segment revenues	12.2%	10.2%
Technology-based revenues as a percent of segment revenues	14.5%	12.0%

[6]	See the section of this release entitled “Segment Disclosure” for more information on BGC’s results by segment.
[7]	Certain fully electronic revenues are classified as “Corporate” revenues for segment reporting purposes.

The year-on-year change in fully electronic revenues was driven primarily by a decline in Rates e-brokerage, which was largely a result of weaker industry metrics, as well as a slight decrease in fully electronic Credit revenues. These were partially offset by an approximately 77 percent increase in the e-brokerage of Foreign Exchange products, with particularly strong growth from both FX spot and options desks.

Third Quarter 2012 Real Estate Services Segment Results

Real Estate Services Segment Revenues ($ millions)	3Q2012	3Q2011
Revenues for distributable earnings	$141.1	NA
Pre-tax distributable earnings	16.1	NA
Pre-tax distributable earnings as a percent of revenues	11.4%	NA
GAAP revenues	$136.3	NA
GAAP income from operations before taxes	9.8	NA
GAAP income from operations before taxes as a percent of revenues	7.2%	NA

Real Estate was not part of BGC in the third quarter of 2011. By product, Newmark Grubb Knight Frank’s results were as follows:

Revenue by Product ($ millions)	3Q2012	3Q2011
Brokerage revenues for distributable earnings	$101.6	NA
Management services and other revenues for distributable earnings	39.5	NA
GAAP brokerage revenues	$96.8	NA
GAAP management services and other revenues	39.5	NA

Third Quarter 2012 Consolidated Expenses Compared with a Year-Earlier

Consolidated Expenses ($ millions)	3Q2012	3Q2011	Change (%)
Compensation and employee benefits for distributable earnings	$266.7	$203.2	31.3%
Non-compensation expenses for distributable earnings	132.2	114.7	15.2

Total expenses for distributable earnings	$398.9	$317.9	25.5

Compensation and employee benefits under GAAP	288.7	253.9	13.7
Non-compensation expenses under GAAP	148.0	130.5	13.4

Total expenses under GAAP	$436.7	$384.4	13.6

Compensation as a percent of total distributable earnings revenues	59.8%	53.4%
Compensation as a percent of total GAAP revenues	65.6%	66.8%

The increase in overall expenses was due mainly to the addition of Real Estate and higher interest expense as a result of the June 2012 issuance of BGC’s Senior Retail Notes and the July 2011 issuance of the Company’s Convertible Senior Notes. The increase in the compensation ratio for distributable earnings was due mainly to the addition of Newmark Grubb Knight Frank. The Commercial Real Estate services business generally has higher compensation ratios but lower non-compensation expenses as a percent of revenue when compared with wholesale financial intermediaries.

BGC’s effective tax rate for distributable earnings was 14.5 percent in the third quarter of 2012 versus 15.0 percent a year-earlier.

Third Quarter 2012 Consolidated Income Compared with a Year-Earlier

Consolidated Income ($ millions except per share data)	3Q2012	3Q2011	Change (%)
Pre-tax distributable earnings	$46.7	$62.6	(25.3%)
Post-tax distributable earnings	38.6	52.3	(26.3)
Post-tax distributable earnings per fully diluted share	0.13	0.20	(35.0)
GAAP income (loss) from operations before income taxes	3.6	(4.5)	NMF
GAAP net income (loss) for fully diluted shares	(0.5)	(2.0)	NMF
GAAP net income (loss) per fully diluted share	0.00	(0.02)	NMF

BGC’s pre-tax distributable earnings margin was 10.5 percent compared with 16.4 percent. The Company’s post-tax distributable earnings margin was 8.7 percent versus 13.7 percent.

BGC had a fully diluted weighted-average share count of 325.7 million in the third quarter of 2012 for distributable earnings and 146.7 million under GAAP.8 This compares with 281.6 million on a distributable earnings basis and 124.3 million under GAAP. As of September 30, 2012, the Company’s fully diluted share count was 328.9 million, assuming conversion of the Convertible Senior Notes.9

Front Office Statistics

Revenue-generating Headcount Data	3Q2012	3Q2011	Change (%)
Financial Services front office headcount	1,735	1,774	(2.2%)
Real Estate Services front office headcount	827	—	NMF

Total	2,562	1,774	44.4

Average Financial Services revenue per broker/salesperson	$169,000	$209,000	(19.1)
Average Real Estate Services revenue per broker/salesperson	$122,000	NA	NMF
Total Company revenue per average broker/salesperson[10]	$154,000	$209,000	(26.5)

BGC’s revenue-generating headcount increased due to the addition of brokers from Newmark Grubb Knight Frank. The decrease in Financial Services revenue per front office employee was driven mainly by the decrease in the segment’s revenues. The decrease in total company revenue per front office employee was also driven by the inclusion of Real Estate Services. Commercial real estate brokers generally produce less revenue per broker than do wholesale financial brokers.

[8]

On April 1, 2010, BGC issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC issued an additional $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended September 30, 2012 and September 30, 2011 include 39.4 million and 33.5 million shares, respectively, related to the Convertible Senior Notes but exclude the $5.3 million and $4.5 million, net of tax, in associated interest expense. BGC’s GAAP EPS calculation for the third quarters of 2011 and 2012 excludes the weighted-average shares related to the Convertible Senior Notes, and includes the related interest expense, net of tax, because their inclusion would be anti-dilutive. The Company’s GAAP per share calculations for both periods exclude the limited partnership units, founding/working partner units, Cantor units, and options, due to the GAAP loss during the period.

[9]	At quarter end, this figure includes 39.5 million shares related to the Convertible Notes.
[10]

This includes revenues from “total brokerage revenues,” “market data,” “software solutions,” and the portion of “fees from related parties” related to fully electronic trading divided by the weighted-average number of salespeople and brokers for the quarter. The revenue per front-office employee figures are approximate.

Consolidated Balance Sheet

As of September 30, 2012, the Company’s cash position, which it defines as cash and cash equivalents plus unencumbered securities held for liquidity purposes,11 was $345.3 million; notes payable and collateralized borrowings, and notes payable to related parties were $ 446.5 million; book value per common share was $2.04; and total capital, which BGC Partners defines as “redeemable partnership interest,” “noncontrolling interest in subsidiaries,” and “total stockholders’ equity,” was $472.6 million. In comparison, as of December 31, 2011, the Company’s cash position was $385.7 million; notes payable and collateralized borrowings, notes payable to related parties, and short-term borrowings were $345.5 million; book value per common share was $2.40; and total capital was $501.0 million.

BGC’s cash position decreased from year-end 2011 primarily due to cash used in relation to the Grubb & Ellis acquisition, the additional investment made in ELX, the issuance of loans to employees, and other temporary uses of working capital, partially offset by cash raised from the sale of the Senior Retail Notes issued in June 2012.

Revenues for October 2012 Compared with October 2011

Excluding Real Estate Services, the Company’s preliminary revenues for October 2012 were approximately $107 million, which was down approximately 4 percent compared with $112 million a year-earlier. October 2012 revenues would have been approximately $2 million higher but for the impact of the U.S. dollar strengthening versus the Euro year-on-year.

Given the uncertain impact of Hurricane Sandy, the Company is not providing outlook for the fourth quarter of 2012. BGC expects to resume proving guidance in the first quarter of 2013. In time, the Company expects to receive business interruption insurance payments related to Sandy.

Unit Redemptions, Exchangeability, and Share Repurchases

During the third quarter of 2012, BGC Partners agreed to grant exchangeability to 4.4 million units. Under GAAP, the Company was required to take a non-cash charge of $24.0 million relating to grants of exchangeability.

BGC Partners’ share repurchases and unit redemptions from January 1, 2012 through September 30, 2012 are detailed in the following table:

Period	Number of shares purchased	Average price per share
First Quarter	44,013	$7.66
Second Quarter	—	—
Third Quarter	—	—

	Number of units redeemed	Average price per unit
First Quarter	3,833,973	$6.60
Second Quarter	2,922,241	$6.60
Third Quarter	4,844,911	$5.08
Total Repurchases and Redemptions	11,645,138	$5.97

[11]

As of September 30, 2012, BGC’s “cash position” included $32.0 million in government securities within the “securities owned” balance sheet line item, compared with $16.0 million as of December 31, 2011.

The Company sold approximately 12.5 million shares through its controlled equity offering from January 1, 2012 through October 18, 2012 for net proceeds of approximately $71.8 million or $5.74 per share, primarily to offset redemptions and for general corporate purposes.

As of September 30, 2012, the Company had approximately $85.7 million remaining from its $100 million share repurchase and unit redemption authorization.

Differences between Consolidated Results for Distributable Earnings and GAAP

Third quarter 2012 GAAP revenues include $2.4 million related to a Refco litigation settlement. This amount was not included in distributable earnings revenues.

Third quarter 2012 and third quarter 2011 GAAP revenues were reduced by $3.0 million and $0.5 million, respectively, due to BGC’s non-cash losses related to its equity investments. These non-cash equity losses were not included in revenues for distributable earnings.

Third quarter 2012 Real Estate Services brokerage revenues for distributable earnings include the collection of $4.8 million of cash which represents the acquisition date fair market value of certain receivables. Third quarter compensation and employee benefits for distributable earnings also include $2.2 million in related compensation expense. These items would have been recognized as GAAP revenues and expenses other than for the effect of acquisition accounting.

The difference between third quarter 2012 compensation and employee benefits as calculated for GAAP and distributable earnings was also due primarily to $24.0 million in non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units; and $0.1 million in expenses related to dividend equivalents to holders of RSUs. The difference between third quarter 2011 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $50.4 million in non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units and $0.3 million in expenses related to dividend equivalents to holders of RSUs.

The difference between non-compensation expenses in the third quarter of 2012 as calculated for GAAP and distributable earnings was due largely to a $10.5 million non-cash charge relating to the donation of equity with respect to BGC’s 2012 annual charity day. This amount was recorded in “other expenses” but is expected to be offset by a contribution to additional paid-in capital for GAAP purposes. The difference between non-compensation expenses in the third quarter of 2012 as calculated for GAAP and distributable earnings was also due to $3.7 million in non-cash charges related to acquired Newmark Grubb Knight Frank receivables, and $1.8 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation. The difference between non-compensation expenses in the third quarter of 2011 as calculated for GAAP and distributable earnings was due largely to a $10.4 million non-cash charge related to BGC’s 2011 Charity Day, as described above for the 2012 Charity Day. Third quarter 2011 non-compensation expenses for distributable earnings also excluded $4.0 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation, and $1.4 million in other non-cash, non-dilutive, and non-economic charges relating to the Company’s previous assumption of the liability for a September 11, 2001 workers’ compensation policy.

Conference Call and Investor Presentation

The Company will host a conference call today, November 2, 2012, at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s distributable earnings results, including monthly and geographic revenues will be accessible at the “Investor Relations” section of http://www.bgcpartners.com or directly at http://www.bgcpartners.com/ir. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	11/2/2012 10:00 AM Eastern Time
U.S. Dial In:	866-383-8008
International Dial In:	617-597-5341
Participant Passcode:	59575578

REPLAY:
Available From – To:	11/2/2012 12:00 PM – 11/09/2012 11:59 PM
U.S. Dial In:	888-286-8010
International Dial In:	617-801-6888
Passcode:	51950640

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “Revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC. Revenues for distributable earnings also include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•

Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other limited partnership units, including REUs, RPUs, PSUs and PSIs.

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

Beginning with the first quarter of 2011, BGC’s definition of distributable earnings was revised to exclude certain gains and charges with respect to acquisitions, dispositions, and resolutions of litigation. This change in the definition of distributable earnings is not reflected in, nor does it affect the Company’s presentation of prior periods. Management believes that excluding these gains and charges best reflects the operating performance of BGC.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

•

The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive, or;

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, including REUs, RPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss). The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the table in this release entitled “Reconciliation of GAAP Income to Distributable Earnings” which provides a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this release.

Adjusted EBITDA Defined

In order to provide investors with further information, BGC will now also provide an additional non-GAAP financial measure: “adjusted EBITDA,” which it defines as GAAP income from operations before income taxes, adjusted to add back interest expense as well as the following non-cash items:

•	Employee loan amortization;

•	Fixed asset depreciation and intangible asset amortization;

•	Impairment of fixed assets;

•	Charges relating to grants of exchangeability to limited partnership interests; and

•	Non-cash earnings or losses related to BGC’s equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC.

The Company’s management believes that this measure is useful in evaluating BGC’s operating performance compared to that of its competitors, because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, when analyzing BGC’s operating performance, investors should use adjusted EBITDA in addition to GAAP measures of net income. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow, because adjusted EBITDA does not consider certain cash requirements such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP income from operations before income taxes, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Adjusted EBITDA compared with GAAP income from operations before income taxes.”

Nontaxable Return of Capital

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders. The Company also intends to use the balance of its quarterly post-tax distributable earnings, after distributions to all partnership units and dividend payments to common stockholders, to buy back shares and/or partnership units.

BGC Partners’ common dividend is based on post-tax distributable earnings per fully diluted share, which, due mainly to non-cash, non-dilutive, and non-economic GAAP charges, are expected to be higher than its earnings and profits under GAAP and U.S. federal income tax principles for the year ended December 31, 2012. In addition, BGC Partners’ net income for both GAAP and distributable earnings includes income earned by foreign affiliates of the Company, corporate subsidiaries, and other entities generally not taxable under U.S. federal income tax principles.

Under U.S. federal income tax principles, a nontaxable return of capital, sometimes referred to as a “nondividend distribution,” is a cash distribution that is not paid out of the taxable earnings and profits of a corporation. For common stockholders, a nontaxable return of capital reduces the cost basis of an investment. It is not taxed until the cost basis of said investment is fully recovered. BGC Partners expects that a majority of its dividends paid to common stockholders in the year ended December 31, 2012 will be treated under U.S. federal income tax principles as a return of capital to the extent of each stockholder’s basis, and as capital gains to the extent such portion exceeds a stockholder’s basis.

The remaining portion of the dividend will be treated as a qualified dividend for U.S. federal income tax purposes. This information is expected to be reported by the end of January 2013 to certain firms that provide U.S. recipients of BGC’s dividend with their IRS Forms 1099-DIV and non-U.S. recipients with their IRS Forms 1042-S.

The portion of dividends to common stockholders that will be taxable will not impact BGC Partners’ financial results for either GAAP or distributable earnings or the Company’s or its affiliates’ ability to pay distributions to all partnership units and dividend payments to common stockholders.

This information is not intended to be all-inclusive or to render specific professional tax advice.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company primarily servicing the wholesale financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its eSpeed, BGC Trader, and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to select financial instruments and markets. Through the Newmark Grubb Knight Frank brand, the Company offers a wide range of services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. For more information, please visit www.bgcpartners.com.

eSpeed, BGC, BGC Trader, Grubb & Ellis, Grubb and Newmark are trademarks and service marks of BGC Partners, Inc. and its affiliates. Knight Frank is a service mark of Knight Frank Limited Corp., used with permission.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this press release regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC Partners’ Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

  —  BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	September 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$313,307	$369,713
Cash segregated under regulatory requirements	6,286	2,968
Securities owned	32,303	16,282
Marketable securities	—	1,238
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	763,863	192,053
Accrued commissions receivable, net	249,870	222,293
Loans, forgivable loans and other receivables from employees and partners, net	210,214	192,658
Fixed assets, net	140,781	136,068
Investments	29,469	20,367
Goodwill	142,156	141,142
Other intangible assets, net	21,125	16,994
Receivables from related parties	6,400	5,754
Other assets	107,202	87,655

Total assets	$2,022,976	$1,405,185

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$—	$13,600
Accrued compensation	127,265	143,800
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	686,164	144,683
Payables to related parties	43,846	19,667
Accounts payable, accrued and other liabilities	246,596	250,552
Notes payable and collateralized borrowings	296,532	181,916
Notes payable to related parties	150,000	150,000

Total liabilities	1,550,403	904,218
Redeemable partnership interest	76,962	86,269
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 133,035 and 115,217 shares issued at September 30, 2012 and December 31, 2011, respectively; and 114,993 and 97,220 shares outstanding at September 30, 2012 and December 31, 2011, respectively	1,330	1,152
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at September 30, 2012 and December 31, 2011, convertible into Class A common stock	348	348
Additional paid-in capital	546,227	489,369
Contingent Class A common stock	16,050	20,133
Treasury stock, at cost: 18,042 and 17,997 shares of Class A common stock at September 30, 2012 and December 31, 2011, respectively	(110,090)	(109,870)
Retained deficit	(143,313)	(80,726)
Accumulated other comprehensive loss	(4,809)	(3,752)

Total stockholders’ equity	305,743	316,654
Noncontrolling interest in subsidiaries	89,868	98,044

Total equity	395,611	414,698

Total liabilities, redeemable partnership interest and equity	$2,022,976	$1,405,185

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,
	2012	2011
Revenues:
Commissions	$303,124	$261,496
Principal transactions	76,417	94,997

Total brokerage revenues	379,541	356,493

Real estate management services	33,953	—
Fees from related parties	13,102	15,220
Market data	4,166	4,556
Software solutions	2,485	2,328
Interest income	1,397	1,730
Other revenues	8,668	1,283
Losses on equity investments	(2,995)	(1,675)

Total revenues	440,317	379,935

Expenses:
Compensation and employee benefits	288,669	253,879
Allocations of net income to limited partnership units and founding/working partner units	56	—

Total compensation and employee benefits	288,725	253,879

Occupancy and equipment	40,010	29,943
Fees to related parties	2,837	3,297
Professional and consulting fees	18,062	19,625
Communications	22,863	21,508
Selling and promotion	22,153	19,507
Commissions and floor brokerage	5,675	6,539
Interest expense	9,758	6,754
Other expenses	26,622	23,365

Total non-compensation expenses	147,980	130,538

Total expenses	436,705	384,417
Income (loss) from operations before income taxes	3,612	(4,482)
Provision (benefit) for income taxes	2,623	(1,338)

Consolidated net income (loss)	989	(3,144)

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	1,440	(1,111)

Net loss available to common stockholders	$(451)	$(2,033)

Per share data:
Basic earnings per share
Net loss available to common stockholders	$(451)	$(2,033)

Basic earnings (loss) per share	$0.00	$(0.02)

Basic weighted-average shares of common stock outstanding	146,703	124,279

Fully diluted earnings per share
Net loss for fully diluted shares	$(451)	$(2,033)

Fully diluted earnings (loss) per share	$0.00	$(0.02)

Fully diluted weighted-average shares of common stock outstanding	146,703	124,279

Dividends declared per share of common stock	$0.17	$0.17

Dividends declared and paid per share of common stock	$0.17	$0.17

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

(unaudited)

	3Q 2012	3Q 2011
Revenues:
Brokerage revenues:
Rates	$131,359	$151,813
Credit	67,926	83,507
Equities and other asset classes	34,544	60,053
Foreign exchange	48,910	61,120
Real estate (a)	101,572	—

Total brokerage revenues	384,312	356,493

Market data and software solutions	6,651	6,884
Real estate management services	33,953
Fees from related parties, interest and other revenues (b)	20,770	17,087

Total revenues	445,686	380,464

Expenses:
Compensation and employee benefits (c)	266,726	203,163
Other expenses (d)	132,218	114,725

Total expenses	398,944	317,888

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	46,742	62,576

Noncontrolling interest in subsidiaries (e)	1,411	881
Provision for income taxes	6,778	9,387

Post-tax distributable earnings to fully diluted shareholders	$38,553	$52,308

Earnings per share:
Fully diluted pre-tax distributable earnings per share (f)	$0.16	$0.24

Fully diluted post-tax distributable earnings per share (f)	$0.13	$0.20

Fully diluted weighted-average shares of common stock outstanding	325,740	281,649

Total revenues	$445,686	$380,464

Total compensation expense	$266,726	$203,163

Compensation expense as a percent of revenues	59.8%	53.4%

Non-compensation expense as a percent of revenues	29.7%	30.2%

Pre-tax distributable earnings margins (on distributable earnings revenues)	10.5%	16.4%

Post-tax distributable earnings margins (on distributable earnings revenues)	8.7%	13.7%

Effective tax rate	14.5%	15.0%

Notes and Assumptions

(a)	Real estate brokerage revenue includes revenue related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Q3 2012 Other revenues exclude revenues related to a litigation settlement.
(c)	Compensation and employee benefits exclude charges associated with: the grant of exchangeability to limited partnership units; allocations of net income to founding/working partner units and limited partnership units; dividend equivalents paid to restricted stock unit holders; and compensation expenses related to pre-merger grants of equity or units. Compensation and employee benefits include compensation charges associated with revenues related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(d)	Other expenses exclude certain charges with respect to acquisitions, dispositions and resolutions of litigation; non-cash charges on acquired receivables; and charges related to other non-cash, non-dilutive, non-economic items.
(e)	Represents the noncontrolling interest allocation associated with joint ownership of our administrative services company and with Real Estate.
(f)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended September 30, 2012 and 2011 include an additional 39.4 million and 33.5 million shares, respectively, but exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands except per share data)

(unaudited)

	3Q 2012	3Q 2011
GAAP income (loss) from continuing operations before income taxes	$3,612	$(4,482)
Allocations of net income to limited partnership units and founding/working partner units	56	—

Pro forma pre-tax operating income (loss) available to fully diluted shareholders	3,668	(4,482)

Pre-tax adjustments:
Compensation expenses related to pre-merger grants of equity or units (a)	—	35
Dividend equivalents to RSUs	68	268
Non-cash losses related to equity investments, net	2,995	529
Real Estate purchased revenue, net of compensation and other expense (b)	6,299	—
Charity Day Donations	10,512	10,444
Other non-cash, non-dilutive, non-economic items	(2,625)	1,369
Grant of exchangeability to limited partnership units	24,032	50,413
Gains and charges with respect to acquisitions, dispositions and resolutions of litigation	1,793	4,000

Total pre-tax adjustments	43,073	67,058

Pre-tax distributable earnings	$46,742	$62,576

GAAP net (loss) available to common stockholders	$(451)	$(2,033)
Allocation of net income to founding/working partner units	14	—
Allocation of net income to limited partnership units	42	—
Allocation of net income (loss) to Cantor’s noncontrolling interest in subsidiaries	29	(1,992)

Pro forma net (loss) for fully diluted shares	$(365)	$(4,025)
Total pre-tax adjustments (from above)	43,073	67,058
Income tax adjustment to reflect effective tax rate	(4,155)	(10,725)

Post-tax distributable earnings	$38,553	$52,308

Pre-tax distributable earnings per share (c)	$0.16	$0.24

Post-tax distributable earnings per share (c)	$0.13	$0.20

Fully diluted weighted-average shares of common stock outstanding	325,740	281,649

Notes and Assumptions

(a)	Compensation expenses related to pre-merger grants of equity or units include expense for RSUs and REUs granted pre-merger.
(b)	Represents revenues related to the collection of receivables, net of compensation, and non-cash charges on acquired receivables, which would have been recognized for GAAP other than for the effect of acquisition accounting.
(c)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended September 30, 2012 and 2011 include an additional 39.4 million and 33.5 million shares, respectively, but exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

Reconciliation of GAAP Income to Adjusted EBITDA

(and Comparison to Pre-Tax Distributable Earnings, in $000s)

	3Q 2012	3Q 2011
GAAP Income (loss) from operations before income taxes	$3,612	$(4,482)
Add back:
Employee loan amortization	9,037	7,686
Interest expense	9,758	6,754
Fixed asset depreciation and intangible asset amortization	13,700	12,111
Impairment of fixed assets	93	302
Grant of exchangeability to limited partnership units (1)	24,032	50,413
Losses on equity investments	2,995	1,675

Adjusted EBITDA	63,227	74,459

Pre-Tax distributable earnings	$46,742	$62,576

(1)	Represents non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units.

Segment Disclosure - 2012Q3 vs 2011Q3

2012 Q3 (in thousands)
	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$292,592	$141,063	$12,031	$445,686	$(5,369)	$440,317
Total expenses	248,350	124,933	25,661	398,944	37,761	436,705

Income (loss) from operations before income taxes	$44,242	$16,130	$(13,630)	$46,742	$(43,130)	$3,612

Pre-tax margin	15.1%	11.4%	NMF	10.5%

2011 Q3 (in thousands)
	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$368,638	$—	$11,826	$380,464	$(529)	$379,935
Total expenses	282,458	—	35,430	317,888	66,529	384,417

Income (loss) from operations before income taxes	$86,180	$—	$(23,604)	$62,576	$(67,058)	$(4,482)

Pre-tax margin	23.4%	N/A	NMF	16.4%

For the three months ended September 30, 2012, the Real Estate Services segment income (loss) from operations before income taxes includes $6.3 million related to the collection of receivables and associated expenses that were capitalized as part of acquisition accounting.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partners’ eSpeed system for the periods indicated.

				% Change	% Change
	3Q11	2Q12	3Q12	3Q12 vs. 2Q12	3Q12 vs. 3Q11
Notional Volume (in $US billions)
Fully Electronic Rates*	14,300	11,984	10,340	(13.7%)	(27.7%)
Fully Electronic FX, Credit, Equities & Other**	848	1,407	1,237	(12.1%)	45.8%

Total Fully Electronic Volume	15,149	13,391	11,577	(13.5%)	(23.6%)

HYBRID***
Total Hybrid Volume	33,418	34,719	37,939	9.3%	13.5%

Total Hybrid & Fully Electronic Volume	48,567	48,110	49,516	2.9%	2.0%

Transaction Count
Fully Electronic Rates*	6,485,794	4,537,683	3,739,815	(17.6%)	(42.3%)
Fully Electronic FX, Credit, Equities & Other**	398,271	895,831	720,457	(19.6%)	80.9%

Total Fully Electronic Transactions	6,884,065	5,433,514	4,460,272	(17.9%)	(35.2%)

HYBRID
Total Hybrid Transactions	467,009	707,508	677,978	(4.2%)	45.2%

Total Hybrid and Fully Electronic Transactions	7,351,074	6,141,022	5,138,250	(16.3%)	(30.1%)

Trading Days	64	63	63

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.
**	Defined as Foreign Exchange Derivatives, Spot Foreign Exchange, Credit Derivatives, Corporate Bonds, Commodity Derivatives, and Equity-Related Products.
***	Defined as volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions.

COMPARABLE INDUSTRY VOLUMES:

Global Interest Rate Futures Volume (1)
CBOT - US Treasury Contracts	180,975,036	151,413,542	127,549,392	(15.8%)	(29.5%)
CME - Euro $ Contracts	147,067,162	111,757,731	99,557,110	(10.9%)	(32.3%)
EUREX - Bund Contracts	65,226,073	51,707,856	44,753,844	(13.4%)	(31.4%)
ELX - US Treasury Contracts	2,761,940	53,560	14,996	(72.0%)	(99.5%)
ELX - Euro $ Contracts	1,055,712	20,248	6,335	(68.7%)	(99.4%)

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	37,973	32,924	30,536	(7.3%)	(19.6%)
Average Daily UST Volume	593	523	485	(7.3%)	(18.3%)

CME FX Futures Volume (3)	63,236,000	58,907,000	53,299,000	(9.5%)	(15.7%)

CLS FX Avg Daily Values - in millions (4)	5,296,000	5,130,000	5,077,333	(1.0%)	(4.1%)
CLS FX Avg Daily Volumes (4)	1,062,561	1,025,144	993,252	(3.1%)	(6.5%)

NYSE - Volume (shares traded) - in millions (5)	125,712	106,535	93,003	(12.7%)	(26.0%)
Transaction Value - in millions	5,278,910	3,662,300	3,133,650	(14.4%)	(40.6%)

NASDAQ - Volume (shares traded) - in millions (6)	560,502	431,308	377,209	(12.5%)	(32.7%)
Transaction Value - in millions(7)	3,932,083	3,476,468	3,115,728	(10.4%)	(20.8%)

Total Industry Equity Option Volume (8)	1,182,553,852	939,422,536	870,150,430	(7.4%)	(26.4%)

Euronext Equity Derivatives (9)	126,944	165,188	100,802	(39.0%)	(20.6%)

TRACE All Bond Dollar Volume (in millions) (10)
TRACE All Bond Volume	1,031,448	1,080,234	1,030,943	(4.6%)	(0.0%)
Average Daily All Bond Dollar Volume	16,116	17,147	16,364	(4.6%)	1.5%

Sources/Notes:

(1)	Futures Industry Association - Monthly Volume Report - (www.cme.com, www.eurexchange.com)
(2)	www.newyorkfed.org/markets/statrel.html - Federal Reserve Bank
(3)	CME Group - www.cmegroup.com/CmeWeb/ftp.wrap/webmthly
(4)	CLS Bank Monthly Report
(5)	NYSE - www.nyse.com
(6)	NASDAQ - www.nasdaqtrader.com
(7)	Includes Transaction Value for NASDAQ listed securities only
(8)	OCC- www.optionsclearing.com
(9)	Euronext - www.euronext.com
(10)	Bloomberg

Notes: Certain numbers may not add due to rounding.

Certain prior period volume figures have been adjusted to reflect the reclassification of desks. This had no impact on overall revenues or earnings for either GAAP or Distributable Earnings.

Contacts

Media: Hannah Sloane 212-294-7938 Sarah Laufer 212-915-1008	Investors: Jason McGruder 212-829-4988 Ben Goldman 212-610-3680

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